FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles.lynch@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports Fourth Quarter Results

FORT LAUDERDALE, Fla., February 17, 2023 - Pediatrix Medical Group, Inc. (NYSE: MD), the nation’s leading provider of highly specialized health care for women, children and babies, today reported earnings from continuing operations of $0.29 per share for the three months ended December 31, 2022. On a non-GAAP basis, Pediatrix reported Adjusted EPS from continuing operations of $0.47.

For the 2022 fourth quarter, Pediatrix reported the following results from continuing operations:

•
Net revenue of $514 million;
•
Income from continuing operations of $36 million; and
•
Adjusted EBITDA of $66 million.

“Our fourth quarter operating results reflected solid patient volumes, stable payor mix, and reduced overhead, counterbalanced by continuing underperformance by our revenue cycle management vendor,” said Mark S. Ordan, Executive Chair of Pediatrix Medical Group. “We continued to steadily reduce overhead costs during 2022, we ended the year in a sector leading financial position, and we seamlessly transitioned to our new Chief Executive Officer, Dr. Jim Swift. Our team is fully focused on driving improvements from our revenue cycle management vendor and employing internal personnel and strategies to make up for deficiencies in our outsourced function. This is in addition to our daily drive to maintain and enhance our strong relationships with hospitals and clinicians as the nation’s leader in women’s, babies’ and children’s care.”

“Generating improved revenue cycle management performance remains a near-term priority, and our 2023 outlook reflects what we believe is a realistic and achievable pathway of that performance,” said James D. Swift, M.D., Chief Executive Officer of Pediatrix Medical Group. “We also believe the successful execution of our improvement plans, our financial strength and our ability to build our clinical organization both organically and inorganically will position Pediatrix well to drive strong results for all stakeholders.”

Operating Results from Continuing Operations – Three Months Ended December 31, 2022

Pediatrix’s net revenue for the three months ended December 31, 2022 was $513.8 million, compared to $498.5 million for the prior-year period. Pediatrix’s overall same-unit revenue increased by 0.9 percent, complemented by revenue growth driven by net acquisition activity.

Same-unit revenue attributable to patient volume increased by 4.1 percent for the 2022 fourth quarter as compared to the prior-year period, reflecting growth across all services. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three and 12 months ended December 31, 2022. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Hospital-based patient services	5.0%	2.0%
Office-based patient services	4.7%	1.6%

Neonatology services (within hospital-based services):
Total births	(0.9)%	0.5%
Neonatal intensive care unit (NICU) days	3.1%	0.8%

Same-unit revenue from net reimbursement-related factors declined by 3.2 percent for the 2022 fourth quarter as compared to the prior-year period. This primarily reflects a decrease in funds received under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. During the fourth quarter of 2022, the Company recorded $1.9 million of miscellaneous revenue from funds received under the CARES Act compared to $18.4 million in the prior year, which decreased the Company’s same-unit revenue from net reimbursement-related factors by 3.4 percent during the three months ended December 31, 2022. The percentage of services reimbursed by commercial and other non-government payors increased by approximately 20 basis points compared to the prior-year period. For the fourth quarter of 2022, the ongoing negative impact of revenue cycle management transition activities was largely offset by financial support provided by the Company’s revenue cycle management vendor.

For the 2022 fourth quarter, practice salaries and benefits expense was $366.6 million, compared to $332.7 million for the prior-year period. This increase primarily reflects same-unit clinical compensation increases, an increase in incentive compensation based on practice results, salary increases related to acquisitions completed over the past year, and an increase in malpractice expense.

For the 2022 fourth quarter, general and administrative expenses were $51.1 million, as compared to $59.0 million for the prior-year period. The net decrease of $7.9 million is primarily related to cost reductions from net staffing reductions, lower incentive compensation expense based on operating results and a net savings in revenue cycle management expenses.

For the fourth quarter of 2022, transformational and restructuring related expenses totaled $19.6 million, compared to $3.1 million for the fourth quarter of 2021. The expense recorded for the fourth quarter of 2022 related predominantly to position eliminations.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and amortization, and transformational and restructuring related expenses, was $66.5 million for the 2022 fourth quarter, compared to $81.0 million for the prior-year period. Funds received from the provider relief fund established by the CARES Act favorably impacted Adjusted EBITDA by approximately $1.5 million for the fourth quarter of 2022, compared to $11.8 million for the fourth quarter of 2021.

Depreciation and amortization expense was $9.1 million for the fourth quarter of 2022 compared to $7.9 million for the fourth quarter of 2021.

Investment and other income was $1.3 million for the fourth quarter of 2022, compared to $1.8 million for the fourth quarter of 2021.

Interest expense was $10.0 million for the fourth quarter of 2022 compared to $16.6 million for the fourth quarter of 2021. This decrease reflects lower total debt and lower interest rates from the Company’s previously-disclosed refinancing transactions completed during the first quarter of 2022.

Pediatrix generated income from continuing operations of $24.0 million, or $0.29 per diluted share, for the 2022 fourth quarter, based on a weighted average 82.2 million shares outstanding. This compares with income from continuing operations of $40.3 million, or $0.47 per diluted share, for the 2021 fourth quarter, based on a weighted average 86.2 million shares outstanding. The decrease in weighted average shares outstanding is related to the share repurchases completed during 2022.

For the fourth quarter of 2022, Pediatrix reported Adjusted EPS from continuing operations of $0.47, compared to $0.52 for the fourth quarter of 2021. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and discrete tax events. Funds received from the provider relief fund established by the CARES Act favorably impacted Adjusted EPS by $0.02 for the fourth quarter of 2022, compared to $0.10 for the fourth quarter of 2021.

Operating Results from Continuing Operations – Year Ended December 31, 2022

For the year ended December 31, 2022, Pediatrix generated revenue from continuing operations of $1.97 billion, compared to $1.91 billion for the prior year. For 2022, the Company recorded $13.3 million of miscellaneous revenue from the provider relief fund established by the CARES Act compared to $26.1 million for the prior year. Adjusted EBITDA from continuing operations for the year ended December 31, 2022 was $241.0 million, compared to $265.5 million for the prior year. Funds received from the provider relief fund established by the CARES Act favorably impacted Adjusted EBITDA by approximately $6.7 million for the year ended December 31, 2022, compared to $16.5 million for the prior year. Pediatrix generated income from continuing operations of $62.6 million, or $0.74 per share, for the year ended

December 31, 2022, based on a weighted average 84.1 million shares outstanding, which compares to income from continuing operations of $108.0 million, or $1.26 per share, based on a weighted average 85.8 million shares outstanding for the prior year. For the year ended December 31, 2022, Pediatrix reported Adjusted EPS from continuing operations of $1.66, compared to $1.63 for 2021. Funds received from the provider relief fund established by the CARES Act favorably impacted Adjusted EPS by approximately $0.07 for the year ended December 31, 2022, compared to $0.14 for the prior year.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $9.8 million at December 31, 2022, compared to $387.4 million on December 31, 2021, and net accounts receivable were $296.8 million. As previously disclosed, during the first quarter of 2022 the Company used cash on hand, together with proceeds from the new issuance of debt, to redeem its $1.0 billion in outstanding principal amount of 6.25% Senior Notes due 2027 and pay related fees and expenses.

For the fourth quarter of 2022, Pediatrix generated cash from continuing operations of $102.3 million, compared to $75.0 million for the fourth quarter of 2021. During the fourth quarter of 2022, the Company used $9.1 million to fund capital expenditures.

At December 31, 2022, Pediatrix had total debt outstanding of $645 million, consisting of its $400 million in 5.375% Senior Notes due 2030; $241 million in borrowings under its Term A Loan; and $4 million in borrowings under its revolving line of credit.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three months and years ended December 31, 2022 and 2021 is provided in the financial tables of this press release.

Preliminary 2023 Outlook

On a preliminary basis, Pediatrix anticipates that its 2023 Adjusted EBITDA, as defined above, will be in a range of $235 million to $245 million. This outlook does not reflect any additional funds from the provider relief fund established by the CARES Act, which favorably impacted Adjusted EBITDA by approximately $6.7 million for the year ended December 31, 2022.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com. A telephone replay of the conference call will be available from 12:45 p.m. ET today through midnight ET March 3, 2023 by dialing 1-402-970-0847, access Code 7838189. The replay will also be available at www.pediatrix.com.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is the nation’s leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by more than 20 pediatric subspecialties, as well as pediatric primary and urgent care clinics. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through more than 5,000 affiliated physicians and other clinicians in 37 states. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn, Twitter and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the Company’s transition to a third-party revenue cycle management provider; the impact of surprise billing legislation; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions or organic growth initiatives; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

###

Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net revenue	$513,844	$498,530	$1,972,021	$1,911,191
Operating expenses:
Practice salaries and benefits	366,557	332,671	1,383,319	1,297,477
Practice supplies and other operating expenses	31,480	27,956	121,669	100,472
General and administrative expenses	51,057	58,981	231,397	263,357
Gain on sale of building	—	—	—	(7,280)
Depreciation and amortization	9,136	7,859	35,636	32,147
Transformational and restructuring related expenses	19,576	3,058	27,312	22,100
Total operating expenses	477,806	430,525	1,799,333	1,708,273
Income from operations	36,038	68,005	172,688	202,918
Investment and other income	1,335	1,823	3,671	13,652
Interest expense	(9,952)	(16,603)	(39,695)	(68,722)
Loss on early extinguishment of debt	—	—	(57,016)	(14,532)
Equity in earnings of unconsolidated affiliates	403	290	1,722	1,912
Total non-operating expenses	(8,214)	(14,490)	(91,318)	(67,690)
Income from continuing operations before income taxes	27,824	53,515	81,370	135,228
Income tax provision	(3,824)	(13,239)	(18,806)	(27,241)
Income from continuing operations	24,000	40,276	62,564	107,987
Income from discontinued operations, net of tax	5,659	7,234	3,767	22,950
Net income	29,659	47,510	66,331	130,937
Net loss attributable to noncontrolling interest	—	6	4	27
Net income attributable to Pediatrix Medical Group, Inc.	$29,659	$47,516	$66,335	$130,964
Other comprehensive (loss) income, net of tax
Unrealized holding gain (loss) on investments, net of tax of $122, $304, $1,694 and $742	366	(906)	(5,051)	(2,213)
Total comprehensive income (loss) attributable to Pediatrix Medical Group, Inc.	$30,025	$46,610	$61,284	$128,751
Per common and common equivalent share data (diluted):
Income from continuing operations	$0.29	$0.47	$0.74	$1.26
Income from discontinued operations	$0.07	$0.08	$0.05	$0.27
Net income attributable to Pediatrix Medical Group, Inc.	$0.36	$0.55	$0.79	$1.53
Weighted average common shares	82,158	86,245	84,121	85,828

Pediatrix Medical Group, Inc.

Reconciliation of Income from Continuing Operations

to Adjusted EBITDA from Continuing Operations Attributable to

Pediatrix Medical Group, Inc.

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Income from continuing operations attributable to Pediatrix Medical Group, Inc.	$24,000	$40,282	$62,568	$108,014
Interest expense	9,952	16,603	39,695	68,722
Gain on sale of building	—	—	—	(7,280)
Loss on early extinguishment of debt	—	—	57,016	14,532
Income tax provision	3,824	13,239	18,806	27,241
Depreciation and amortization expense	9,136	7,859	35,636	32,147
Transformational and restructuring related expenses	19,576	3,058	27,312	22,100
Adjusted EBITDA from continuing operations attributable to Pediatrix Medical Group, Inc.	$66,488	$81,041	$241,033	$265,476

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Income from Continuing Operations per Share to Adjusted Income from Continuing Operations per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2022		2021
Weighted average diluted shares outstanding	82,158		86,245
Income from continuing operations and diluted income from continuing operations per share attributable to Pediatrix Medical Group, Inc.	$24,000	$0.29	$40,282	$0.47
Adjustments (1):
Amortization (net of tax of $606 and $593)	1,820	0.02	1,780	0.02
Stock-based compensation (net of tax of $374 and $1,005)	1,120	0.01	3,015	0.03
Transformational and restructuring expenses (net of tax of $4,894 and $764)	14,682	0.18	2,294	0.03
Net impact from discrete tax events	(3,073)	(0.03)	(2,672)	(0.03)
Adjusted income and diluted EPS from continuing operations attributable to Pediatrix Medical Group, Inc.	$38,549	$0.47	$44,699	$0.52

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended December 31, 2022 and 2021.

	Twelve Months Ended December 31,
	2022		2021
Weighted average diluted shares outstanding	84,121		85,828
Income from continuing operations and diluted income from continuing operations per share attributable to Pediatrix Medical Group, Inc.	$62,568	$0.74	$108,014	$1.26
Adjustments (1):
Amortization (net of tax of $2,242 and $2,643)	6,727	0.08	7,928	0.09
Stock-based compensation (net of tax of $3,596 and $4,742)	10,788	0.13	14,226	0.16
Transformational and restructuring related expenses (net of tax of $6,828 and $5,525)	20,484	0.24	16,575	0.19
Gain on sale of building (net of tax of $1,820)	—	—	(5,460)	(0.06)
Loss on early extinguishment of debt (net of tax of $14,254 and $3,633)	42,762	0.51	10,899	0.13
Net impact from discrete tax events	(3,370)	(0.04)	(12,156)	(0.14)
Adjusted income and diluted EPS from continuing operations attributable to Pediatrix Medical Group, Inc.	$139,959	$1.66	$140,026	$1.63

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the twelve months ended December 31, 2022 and 2021.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of December 31, 2022	As of December 31, 2021
Assets:
Cash and cash equivalents	$9,824	$387,391
Investments	93,239	99,715
Accounts receivable, net	296,787	301,775
Other current assets	28,139	51,683
Intangible assets, net	18,491	21,565
Operating and finance lease right-of-use assets	66,924	65,461
Goodwill, other assets, property and equipment	1,834,483	1,794,956
Total assets	$2,347,887	$2,722,546
Liabilities and equity:
Accounts payable and accrued expenses	$374,225	$394,118
Total debt, net	651,279	1,004,748
Operating lease liabilities	65,802	61,080
Other liabilities	364,949	365,908
Total liabilities	1,456,255	1,825,854
Total equity	891,632	896,692
Total liabilities and equity	$2,347,887	$2,722,546

Pediatrix Medical Group, Inc.

Reconciliation of Income from Continuing Operations

to Forward-Looking Adjusted EBITDA from Continuing Operations Attributable to

Pediatrix Medical Group, Inc.

(in thousands)

(Unaudited)

	Year Ended December 31, 2023

Income from continuing operations attributable to Pediatrix Medical Group, Inc.	$110,000	$120,000
Interest expense	42,200	40,000
Income tax provision	44,800	47,000
Depreciation and amortization expense	38,000	38,000
Adjusted EBITDA from continuing operations attributable to Pediatrix Medical Group, Inc.	$235,000	$245,000